EXHIBIT 99.1


PRESS RELEASE

Louisiana Casino Cruises, Inc. and CRC Holdings, Inc. to be Acquired by Penn National Gaming, Inc.

Baton Rouge, Louisiana, July 31, 2000.

Louisiana  Casino  Cruises,  Inc.  (LCCI),  which owns and  operates the leading riverboat  gaming  facility in Baton Rouge,  Louisiana,  and CRC Holdings,  Inc.
(CRC), which does business as Carnival Resorts and Casinos and owns approximately 59% of LCCI, announced today that CRC has entered into a definitive agreement to be acquired by Penn National Gaming, Inc. (NASDAQ: PENN) for $95.8 million, and the assumption of approximately $32 million in net debt. As part of the acquisition, the minority shareholders of LCCI entered into a definitive agreement to have their approximate 41% minority ownership of LCCI acquired by Penn for $32.5 million. In connection with such transactions, it is anticipated LCCI will implement a tender offer for all of its 11% senior secured notes due December 1, 2005 at closing of the transaction.

The transaction, expected to close in the first half of 2001, is subject to regualtory and other approvals in both Louisiana and Canada, financing, the expiration of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions.

Penn owns, operates and conducts wagering at its Penn National Race Course, Pocono Downs Racetrack, and ten off-track wagering (OTW) facilities in
Pennsylvania. Penn also owns and operates Charles Town Races, a live thoroughbred racing facility in Jefferson County, West Virginia, which also features 1,500 slot machines. Penn's 50%-owned joint venture, Pennwood Racing, Inc., owns and operates Freehold Raceway, and under a long-term lease operates Garden State Park in New Jersey. Penn intends (subject to certain conditions) to acquire the Casino Magic hotel, casino, golf resort and marina in Bay St. Louis, Mississippi and the Boomtown Biloxi casino in Biloxi, Mississippi from Pinnacle Entertainment, Inc. (NYSE: PNK). Penn serves as the exclusive U.S. wagering hub operator for the TrackPower direct-to-home pari-mutual digital satellite service (Dish Network), which also distributes races conducted at Penn facilities and certain races simulcast through Penn.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         LOUISIANA CASINO CRUISES, INC.




                                         By: __________________________
                                              W. Peter Temling
                                              Chief Financial Officer


Dated: August 1, 2000